Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 16, 2014, relating to the consolidated financial statements of Red Rock Gathering Company, LLC and subsidiary as of and for the year ended December 31, 2013, appearing in Amendment No. 1 to the Current Report on Form 8-K/A dated April 16, 2014 of Summit Midstream Partners, LP, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 8, 2014